UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/04/2008

APPLE INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-10030

CA	94-2404110
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Infinite Loop, Cupertino, CA 95014
(Address of principal executive offices, including zip code)

(408) 996-1010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On January 4, 2008, Apple Inc. (the "Company") appointed Andrea Jung to its Board of Directors (the "Board").

Upon her appointment to the Board, Ms. Jung received an automatic stock option grant to purchase 30,000 shares of the Company's common stock, to which all new non-employee directors are entitled under the Company's 1997 Director Stock Option Plan. This automatic stock option grant will become exercisable in equal installments on each of the first three anniversaries of the grant date. On the fourth anniversary of her appointment to the Board and on each subsequent anniversary thereafter, Ms. Jung will receive an automatic stock option grant to acquire 10,000 shares of the Company's common stock. Each annual option will be fully vested and immediately exercisable on the date of grant. As a non-employee director, Ms. Jung will also receive the standard $50,000 annual retainer for Board services, paid in quarterly installments.

In connection with the appointment, the Company entered into an indemnification agreement with Ms. Jung, the terms of which are identical in all material respects to the form of indemnification agreement that the Company has previously entered into with each of its directors, which was filed with the Securities and Exchange Commission as Exhibit 10.A.8 to the Company's Annual Report on Form 10-K for the fiscal year ended September 26, 1997.

There are no relationships or related transactions between Ms. Jung and the Company that would be required to be reported under Section 404(a) of Regulation S-K.

(c)

Separately, on January 4, 2008, the Board appointed Betsy Rafael, the Company's Vice President and Corporate Controller, to the additional role of Principal Accounting Officer. Ms. Rafael, age 46, has served as Vice President and Corporate Controller since joining the Company in August 2007. Prior to joining the Company, from April 2002 to August 2007, Ms. Rafael was employed by Cisco Systems, Inc., where she served in various positions including Vice President, Corporate Controller and Principal Accounting Officer and Vice President, Corporate Finance & Planning. Ms. Rafael currently serves on the board of directors of Echelon Corporation.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLE INC.

Date: January 08, 2008	By:	/s/ Peter Oppenheimer
Peter Oppenheimer
Senior Vice President and Chief Financial Officer